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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                  Date of Event Requiring Report: July 9, 2003


                      NATIONAL MANAGEMENT CONSULTING, INC.
             (Exact name of registrant as specified in its charter)


       Delaware                    000-28459             22-3360133
(State of Incorporation) (Commission File Number)      (IRS Employer
                                                     Identification No.)


                          Steven A. Horowitz, President
                      National Management Consulting, Inc.
               545 Madison Avenue - 6th Floor, New York, NY 10022
                  --------------------------------------------
                    (Address of Principal Executive Offices)

                                 (516) 683-1500
                    ----------------------------------------
              (Registrant's telephone number, including area code)





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Item 5.     Other Events

          On July 9, 2003, the Company entered into a definitive acquisition agreement with Tele-V, Inc., a New York corporation ("TV"), its principal shareholder and all of its subsidiaries and affiliates (collectively, "TV"), to acquire all of the capital stock of TV (the "Acquisition"). TV is a direct response and marketing firm which also holds a worldwide license to manufacture and sell specific categories of products based upon certain entertainment characters. The definitive acquisition agreement (the "TV Agreement") provides that the Company will acquire all of the outstanding capital stock of TV in exchange for the issuance of a majority of the issued and outstanding common stock of National. The transaction is scheduled to close within the next few weeks, subject to compliance with applicable regulatory requirements and other closing conditions.

         As previously disclosed on the Form 8-K Report filed by the Company, in connection with the execution of a letter of intent between the Company and TV, the Company has made a secured loan to TV to enable TV to fund critical working capital needs in assisting TV in meeting the demand created by future product orders and allowing TV to continue executing its marketing and development projects with regard to its licensing obligations. As of July 9, 2003, the Company has loaned TV the sum of $600,000 on a secured basis (the "TV Loan") and has agreed to loan or make an equity investment of an additional $400,000 to TV prior to the closing of the Acquisition (the "Initial Funding").

         The Company has secured the capital necessary to fund its commitment to TV through a private placement of its equity securities to accredited investors. The Company has raised an aggregate total of approximately $1,175,000 in gross proceeds in such private placement through July 9, 2003, issuing 1,175,000 shares of restricted common stock and warrants to acquire 1,175,000 shares of common stock at an exercise price of $1.50 per share, exercisable for an eighteen month period. The proceeds of such private offering were utilized by the Company to make the TV Loan and the Company plans on utilizing substantially all of the remaining sums to make additional loans and or equity investments into TV to satisfy at least the Initial Funding.

         As previously disclosed on the Form 8-K Report filed by the Company, on April 30, 2003, the Company sold all of its outstanding capital stock of its wholly-owned subsidiary, Humana Trans Services Group, Ltd. to Humana Trans Services Holding Corp. (the "Purchaser"), whose principal officer and stockholder is James W. Zimbler ("JWZ"). In exchange, the Company received, among other things, a secured promissory note in the principal amount of $230,000 issued by Purchaser and JWZ (the "Purchaser's Note"). As security for

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the repayment of the Purchaser's Note, JWZ pledged certain stock owned by him with all of such pledged securities being held in escrow. On July 10, 2003, the Company agreed to restructure the transaction with the Purchaser and JWZ and to enter into that certain Settlement Agreement dated July 10, 2003, (the "Settlement Agreement"), whereby in consideration of the satisfaction of the Purchaser's Note and the exchange of mutual releases, JWZ agreed to transfer to the Company, all right, title and ownership to 325,000 shares of the Company's common stock and the 34,750 shares of Series A Preferred Stock of CDKnet.com owned by JWZ (collectively, the "Forfeited Securities"), with the transfer from escrow of the Forfeited Securities effective upon the escrow agent's determination that there are no valid third party claims that affect any of the Forfeited Securities.

Item 7.  Financial Statements and Exhibits
         ---------------------------------

     10.1 Acquisition Agreement dated as of July 9, 2003 among Tele-V, Inc., Shai Bar--Lavi, an officer, director and principal shareholder of Tele-V, Inc. and National Management Consulting, Inc.

     10.2 Settlement Agreement dated as of July 10, 2003 among Humana Trans Services Holding Corp., Humana Trans Services Group, Ltd., National Management Consulting Inc., JWZ Holdings, Inc. and James W. Zimbler.


                                    SIGNATURES
                                   ------------

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

         By: /s/ Steven A. Horowitz
         ---------------------------------
         Steven A. Horowitz
         President

Date: July 14, 2003



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